Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: Charles Lynch Westwicke Partners 443-213-0504
Diversicare Announces 2013 Second Quarter Results
Revenue increases for fifth sequential quarter

BRENTWOOD, TN, (August 8, 2013) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services primarily in the Southeast and Southwest, today announced its results for the second quarter ended June 30, 2013. The Company's revenue grew for the fifth sequential quarter to $82.7 million, an increase of 9.1% year-over-year. Operating expenses remained stable as a percentage of revenue, in spite of downward revenue pressure as a result of sequestration going into effect for the first time during the quarter.
Second Quarter 2013 Highlights

•
Net Revenue increased 9.1% to $82.7 million in the second quarter of 2013 from $75.8 million in the second quarter of 2012, due primarily to the contribution of the three facilities leased during 2012 and five facilities acquired in Kansas on May 1, 2013. Modest increases in governmental and private pricing contributed to revenue growth, partially offset by a modest decline in center occupancy and skilled mix.

•
Excluding professional liability expense, facility-level operating income increased 9.0% to $17.6 million from $16.1 million in the second quarter of 2013, and remained stable at 21.2% of net revenue compared to the year-ago quarter. Excluding costs associated with acquisitions, general and administrative costs declined slightly as a percentage of net revenue.

•
Operating income decreased to a loss of $2.1 million compared to operating income of $0.1 million in the second quarter of 2012 as a result of significantly higher professional liability expense. Operating income in the second quarter of 2013 includes professional liability expense of $4.5 million, compared to $2.2 million in the second quarter of 2012.

•
Subsequent to the end of the quarter, the Company announced a series of transactions through which it will assume operations of five new facilities in Ohio, Indiana, and Kentucky, and exit the state of Arkansas through the termination of a portion of a master lease related to the Company's remaining eleven facilities in the state.

CEO Remarks

Commenting on the results, Kelly Gill, Diversicare's CEO, stated, “Our second quarter results showed the increasing contribution that our acquired or newly-opened facilities are making to our top line. Revenue grew by 4.2% over the first quarter of 2013 and by 9.1% over the second quarter of 2012. I anticipate that revenue growth will continue through 2013, enhanced by our recently completed acquisition of five new facilities in Kansas as well as other acquisitions currently in the pipeline that are scheduled to close during the third or fourth quarter of 2013. At the same time, our results show the operating leverage created by our growth, which has enabled us in the second quarter to maintain our facility-level operating profitability and improve our G&A leverage despite a difficult utilization environment and the negative impact on our Medicare revenues from sequestration.

“We continue to face the challenge of increases in our professional-liability expenses, an issue that remains at the forefront of our strategic decision-making,” Mr. Gill continued. “As part of our multi-pronged strategy to address this challenge, as recently announced, we have entered into an agreement to terminate our lease with respect to our remaining 11 facilities in Arkansas.  We anticipate completing this transaction in the third quarter of 2013.

Mr. Gill concluded, “Our acquisition pipeline remains encouraging, as evidenced by our recent announcement of the assumption of operations of a new facility in Louisville, Kentucky, and the anticipated assumption of operations of four additional facilities in Ohio and Indiana. Taken as a whole, our completed or announced additions thus far in 2013 total ten facilities and expand our footprint into two additional, attractive states. As we enter the second half of 2013, we will continue to pursue opportunities to build our portfolio and generate organic growth.”
Other Highlights for the Second Quarter 2013
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended June 30,
	2013		2012
Skilled nursing occupancy	75.2%	(1)	76.2%	(1)
As a percent of total census:
Medicare census	12.4%		13.3%
Managed care census	2.6%		2.4%
Total skilled mix	15.0%		15.7%
As a percent of total revenues:
Medicare revenues	28.2%		30.8%
Medicaid revenues	53.1%		52.1%
Managed care revenues	5.3%		4.8%
Average rate per day:
Medicare	$416.38		$414.85
Medicaid	$161.94		$157.90
Managed care	$389.85		$377.76

(1)
Skilled nursing occupancy excludes our recently leased Clinton, Kentucky and recently acquired Kansas nursing centers. These centers are in the process of growing their occupancy as a percentage of licensed beds.

Patient Revenues
Patient revenues were $82.7 million and $75.8 million in the second quarter of 2013 and 2012, respectively. The increase is primarily attributable to the contribution of newly leased and newly acquired facilities. The total revenue increase in the three-month period ended June 30, 2013 for these facilities as compared to the corresponding period in the prior year that was attributable to these facilities totaled $8.9 million. Our 90-bed West Virginia nursing center has contributed $1.9 million in revenue as it continues to develop its total census and Medicare and Managed Care census. Additionally, the leased 88-bed nursing center in Clinton, Kentucky generated revenues of $0.7 million, and the leased 154-bed skilled nursing center in Louisville, Kentucky contributed $2.4 million more revenue in the second quarter of 2013 as compared to the second quarter of 2012. The five newly acquired facilities in Kansas contributed $3.9 million in revenue during the quarter. The remaining difference relates to a mix of rate and census results.

The average Medicaid rate per patient day for the second quarter of 2013 increased 2.6% compared to the second quarter of 2012, resulting in an increase in revenue of $1.1 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for 2013 increased 0.4% compared to 2012, resulting in an increase in revenue of $0.1 million. The increase in the average Medicare rate per patient day was driven by an inflationary increase effected on October 1, 2012, partially offset by the impact of federal sequestration effective April 1, 2013.
Primarily driven by the addition of new facilities, our total average daily census increased by approximately 10.1% compared to 2012 resulting in additional revenue of $4.6 million. Our growth in Medicaid census of 10.0% contributed $3.0 million in revenue. Managed Care average daily census increased 16.3% for a $0.5 million increase in revenue.

Expenses
Operating expense increased in the second quarter of 2013 to $65.1 million as compared to $59.7 million in the second quarter of 2012, driven primarily by the $6.7 million increase in operating costs attributable to the recently added nursing centers. Operating expense remained constant as a percentage of revenue at 78.8% for the second quarter of 2013 as compared to the second quarter of 2012.
The largest component of operating expenses is wages. Considering the aforementioned addition of the new centers, we experienced only a slight increase to $37.8 million in the second quarter of 2013 as compared to $37.0 million in the second quarter of 2012, an increase of $0.8 million, or 2.2%. While wages increased overall, wages as a percentage of revenue decreased in the second quarter of 2013 to 45.7% as compared to 48.7% in the second quarter of 2012, a decrease of 3.0%.
Professional liability expense was $4.5 million in the second quarter of 2013 compared to $2.2 million in the second quarter of 2012, an increase of $2.3 million. We were engaged in 51 professional liability lawsuits as of June 30, 2013, compared to 49 as of December 31, 2012. Our quarterly cash expenditures for professional liability costs of continuing operations were $1.0 million and $1.7 million for 2013 and 2012, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims.
General and administrative expense was $7.0 million in the second quarter of 2013 as compared to $6.1 million in the second quarter of 2012, an increase of $0.9 million. The increase in general and administrative expense is primarily attributable to an increase in wages in the second quarter of 2013 to $4.1 million as compared to $3.4 million in the second quarter of 2012, an increase of $0.6 million. The remaining increase in general and administrative expense is due to an increase in acquisition-related expenses which increased by $0.3 million in the second quarter of 2013 to $0.4 million as compared to $0.1 million in the second quarter of 2012.
Interest expense was $0.9 million in the second quarter of 2013 and $0.7 million in the second quarter of 2012, an increase of $0.2 million. The increase was primarily attributable to slightly higher debt balances in 2013 as a result of the amended Mortgage Loan which increased the balance of outstanding debt as a result of the acquisition of the Kansas facilities.
Facility Renovations
As of June 30, 2013, the Company has completed renovations at 17 facilities. We are developing plans for additional renovation projects. A total of $27.0 million has been spent on the renovation program to date, with $20.3 million financed through Omega Healthcare Investors Inc., $6.0 million financed with internally generated cash, and $0.7 million financed with long-term debt.

Conference Call Information
A conference call has been scheduled for Friday, August 9, 2013 at 7:00 A.M. Central time (8:00 A.M. Eastern time) to discuss first quarter 2013 results.
The conference call information is as follows:

Date:	Friday, August 9, 2013
Time:	7:00 A.M. Central, 8:00 A.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through August 15, 2013 by dialing 855.859.2056 (domestic) or 404.537.3406 (international) and entering Conference ID 25892218.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing centers in Kansas, new nursing center in West Virginia, our ability to successfully operate the new nursing centers in Kentucky, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2011 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Heathcare Services Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 54 skilled nursing centers containing 6,063 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2013	December 31, 2012
ASSETS:
Current Assets
Cash and cash equivalents	$3,965	$5,938
Receivables, net	33,838	29,117
Deferred income taxes	7,667	5,305
Other current assets	4,261	6,496
Total current assets	49,731	46,856

Property and equipment, net	56,791	41,922
Deferred income taxes	14,033	12,352
Acquired leasehold interest, net	8,420	8,612
Other assets, net	11,377	5,221
TOTAL ASSETS	$140,352	$114,963

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$1,939	$1,436
Trade accounts payable	5,842	4,460
Income tax payable	715	—
Accrued expenses:
Payroll and employee benefits	12,681	11,837
Current portion of self-insurance reserves	11,309	9,175
Other current liabilities	4,902	4,285
Total current liabilities	37,388	31,193
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	49,618	28,026
Self-insurance reserves, less current portion	16,510	14,531
Other noncurrent liabilities	16,637	17,544
Total noncurrent liabilities	82,765	60,101

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	15,281	18,751

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$140,352	$114,963

DIVERSICARE HEALTHCARE SERVICES, INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,
	2013	2012
PATIENT REVENUES, net	$82,691	$75,820
Operating expense	65,128	59,710
Facility-level operating income	17,563	16,110

EXPENSES:
Lease and rent expense	6,280	5,941
Professional liability	4,543	2,200
General and administrative	7,001	6,076
Depreciation and amortization	1,816	1,769
Total expenses less operating	19,640	15,986
OPERATING INCOME (LOSS)	(2,077)	124
OTHER INCOME (EXPENSE):
Equity in net losses of unconsolidated affiliate	22	(32)
Interest expense, net	(893)	(703)
Debt retirement costs	(320)	—
	(1,191)	(735)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,268)	(611)
BENEFIT (PROVISION) FOR INCOME TAXES	1,124	170
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,144)	(441)
NET INCOME FROM DISCONTINUED OPERATIONS:
Operating income, net of taxes	(35)	8
DISCONTINUED OPERATIONS	(35)	8
NET INCOME (LOSS)	(2,179)	(433)
Less: income attributable to noncontrolling interests	(16)	(15)
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	(2,195)	(448)
PREFERRED STOCK DIVIDENDS	(86)	(86)
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$(2,281)	$(534)

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(0.38)	$(0.09)
Discontinued operations	(0.01)	—
	$(0.39)	$(0.09)
Per common share – diluted
Continuing operations	$(0.38)	$(0.09)
Discontinued operations	(0.01)	—
	$(0.39)	$(0.09)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,874	5,825
Diluted	5,874	5,825

DIVERSICARE HEALTHCARE SERVICES, INC.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended June 30,
	2013	2012
PATIENT REVENUES, net	$162,028	$151,603
Operating expense	127,279	120,175
Facility-level operating income	34,749	31,428

EXPENSES:
Lease and rent expense	12,533	11,763
Professional liability	8,471	4,422
General and administrative	13,342	12,898
Depreciation and amortization	3,578	3,532
Total expenses less operating	37,924	32,615
OPERATING INCOME (LOSS)	(3,175)	(1,187)
OTHER INCOME (EXPENSE):
Equity in net losses of unconsolidated affiliate	(215)	(32)
Interest expense, net	(1,580)	(1,403)
Debt retirement costs	(320)	—
	(2,115)	(1,435)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,290)	(2,622)
BENEFIT (PROVISION) FOR INCOME TAXES	2,211	898
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,079)	(1,724)
NET INCOME FROM DISCONTINUED OPERATIONS:
Operating income, net of taxes	(47)	(85)
DISCONTINUED OPERATIONS	(47)	(85)
NET INCOME (LOSS)	(3,126)	(1,809)
Less: income attributable to noncontrolling interests	(34)	(93)
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	(3,160)	(1,902)
PREFERRED STOCK DIVIDENDS	(172)	(172)
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$(3,332)	$(2,074)

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(0.56)	$(0.34)
Discontinued operations	(0.01)	(0.02)
	$(0.57)	$(0.36)
Per common share – diluted
Continuing operations	$(0.56)	$(0.34)
Discontinued operations	(0.01)	(0.02)
	$(0.57)	$(0.36)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.110
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,861	5,810
Diluted	5,861	5,810

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	(2,179)	$(947)	$(1,131)	$20	$(433)
Loss (income) from discontinued operations	35	12	(120)	(262)	(8)
Income tax benefit	(1,124)	(1,087)	(481)	(368)	(170)
Interest expense	893	687	712	705	704
Debt retirement costs	320	—	—	—	—
Depreciation and amortization	1,816	1,762	1,735	1,776	1,770
EBITDA	(239)	427	715	1,871	1,863

EBITDA adjustments:
Separation and related costs (a)	120	—	15	57	102
Acquisition related costs (b)	442	117	36	272	178
New facility start-up negative EBITDA(c)	56	180	150	606	648
Adjusted EBITDA	$379	$724	$916	$2,806	$2,791

(a)	Represents the separation and related costs of Diversicare Healthcare Services, Inc.
(b)	Represents non-recurring costs associated with acquisition-related transactions.
(c)
Represents the negative EBITDA associated with the new facility and venture start-ups of Diversicare Healthcare Services, Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky, and Diversicare Healthcare Services, Inc.’s pharmacy joint venture partnership.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE
SERVICES, INC. COMMON SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS)
FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS
(In thousands, except per share data)

	For Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Net income (loss) for Diversicare Healthcare Services, Inc. Common shareholders	$(2,281)	$(1,051)	$(1,234)	$(82)	$(534)
Adjustments:
Separation and related costs (a)	120	—	15	57	102
Acquisition related costs (b)	442	117	36	272	133
New facility start-up losses (c)	323	459	426	870	895
Debt retirement costs (d)	320	—	—	—	—
Tax impact of above adjustments (e)	(422)	(202)	(167)	(420)	(396)
Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders	$(1,498)	$(677)	$(924)	$697	$200

Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders
Basic	$(0.26)	$(0.12)	$(0.16)	$0.12	$0.03
Diluted	$(0.26)	$(0.12)	$(0.16)	$0.12	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,874	5,848	5,838	5,828	5,825
Diluted	5,874	5,848	5,838	5,946	5,915

(a)	Represents the separation and related costs of Diversicare Healthcare Services, Inc.
(b)	Represents non-recurring costs associated with acquisition-related transactions.
(c)
Represents new facility and venture start-up losses incurred by Diversicare Healthcare Services, Inc. related primarily to the start-up of our Rose Terrace nursing center in West Virginia, our new nursing center in Clinton, Kentucky, our five newly acquired Kansas facilities, and Diversicare Healthcare Services, Inc.’s pharmacy joint venture partnership.

(d)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the quarter.
(e)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Six Months Ended June 30,
	2013	2012
NET INCOME (LOSS)	$(3,126)	$(1,809)
Discontinued operations	(47)	(85)
Net income (loss) from continuing operations	(3,079)	(1,724)
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	3,578	3,532
Provision for doubtful accounts	2,097	1,682
Deferred income tax provision (benefit)	(4,214)	(998)
Provision for self-insured professional liability, net of cash payments	4,756	1,176
Stock based compensation	357	253
Equity in net losses of unconsolidated affiliate	(36)	(318)
Debt retirement costs	320	—
Other	23	186
FUNDS PROVIDED BY OPERATIONS	$3,802	$3,789

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$0.65	$0.65
Diluted	$0.65	$0.65
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	5,861	5,810
Diluted	5,861	5,810
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, net interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for separation and related costs and negative EBITDA of start-up facilities and business ventures. We define Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders as Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders adjusted for separation and related costs and start-up losses associated with our new facilities and business ventures. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) for Diversicare Healthcare Services, Inc. common shareholders and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Six Months Ended June 30, 2013
	As of June 30, 2013			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds	Available Nursing Beds	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2013 Q2 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	790	783	716	90.6%	91.4%	13.7%	$14.7	$426.10	$175.60
Arkansas	1,181	1,053	836	70.8%	79.4%	15.2%	15.8	388.47	165.60
Kansas	418	411	329	78.7%	80.0%	12.4%	3.9	359.52	154.16
Kentucky	1,003	989	874	87.1%	88.4%	12.1%	19.2	429.72	190.27
Tennessee	705	664	495	70.2%	74.5%	14.5%	9.3	405.45	145.29
Texas	1,859	1,669	1,206	64.9%	72.3%	9.1%	19.8	448.59	137.51
Total	5,956	5,569	4,456	74.8%	80.0%	12.4%	$82.7	$416.38	$161.94

Note 1:
The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes nursing centers in Ohio and West Virginia. The Tennessee region includes one nursing center in Kentucky.

Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

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